Exhibit 10.47

ACCOUNT PURCHASE AGREEMENT

This Agreement is dated as of April 6, 2009 between Premier Trade Solutions, Inc., (“PTSI”) and Drinks Americas, Inc. (“Client”). The Client and PTSI agree as follows:

ARTICLE I
Purpose of Agreement

1.01 Purpose of Agreement. The Client desires to sell and assign to PTSI accounts receivable and PTSI desires to purchase selected accounts on the terms and conditions set forth herein and in connection with the Assignment and Schedule of Accounts executed in connection with each Account purchase. The purpose of this agreement is commercial in nature and not for household, family and/or personal use.

ARTICLE II
Definitions

2.01 “Account” means any right of payment of the net amount for goods sold, or leased and delivered or services rendered in the ordinary course of Client’s business which is not evidenced by an instrument or chattel paper.

2.02 “Acceptable Account” means an Account which conforms to the warranties and terms set forth herein or at PTSI’s sole discretion, net of any credits or allowances of any nature and is not an Unacceptable Account as defined below.

2.3 “Account Debtor” means Client’s customer or any other person or entity owing money to the Client with respect to the Account.

2.4 “Account Debtor Dispute” means a claim by Account Debtor against Client, of any kind whatsoever, that reduces or may reduce the amount collectible from Account Debtor by PTSI which arises at anytime, whether before or after signing of this Agreement or the purchase of any Account.

2.5 “Collateral” means the intangible or tangible property given as security to PTSI by Client for any obligations and liabilities of Client to PTSI under this Agreement.

2.6 “Client” means the seller and assignor of the Accounts.

2.7 “Event of Default” shall mean the existence of a default pursuant to Article VII hereunder, or a default under any documents given to PTSI in connection with this Agreement.

2.8 “Initial Payment” shall mean with respect to a given Account an amount equal to the gross face amount of such Account less stated trade discounts offered by the Customer to the Account Debtor less twenty percent (20.0%). This percentage may be adjusted by PTSI at any time at PTSI’s sole discretion.

2.9 “Net Purchase Price” means an amount equal to the gross face amount of each Account less PTSI’s Fee and less other charges with respect to such Account including but not limited to any amount of any trade discounts, credits or allowances, or any other reductions or adjustments to such Account taken by the Account Debtor.

2.10 “Part Payment” means any payment made by PTSI to the Client which is less than the full Net Purchase Price as more fully described in Article III below.

2.11 “PTSI Fee” means a fee of one and three-quarters percent (1.75%) charged on the gross invoice amount for the first thirty (30) day period from the date of invoice purchase to the date of invoice payment, with an additional fee of seven basis points (0.07%) charged for each day thereafter until paid in full

2.12 “Repurchase Price” for any Account means the Net Purchase Price less any amounts collected from the Account Debtor on the Account plus PTSI’s Fee and all other fees, costs or expenses associated with the repurchase or collection of such Account. In any event where repurchase is required under this Agreement, PTSI, in its discretion, may charge back the Repurchase Price to Client’s account which may create a deficit balance under Section 3.04 below.

2.13 “Unacceptable Account” shall mean Accounts which are not acceptable in PTSI’s sole discretion including but not limited to the following Accounts:

(a) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Acceptable Accounts that portion of Accounts owed by such units of government for which the Client has provided evidence satisfactory to PTSI that (i) PTSI has a first priority perfected security interest and (ii) such Accounts may be enforced by PTSI directly against such unit of government under all applicable laws);

(b) Accounts owed by an Account Debtor located outside the United States which are not (i) backed by a bank letter of credit naming PTSI as beneficiary or assigned to PTSI, in PTSI’s possession and acceptable to PTSI in all respects, in its sole discretion, (ii) covered by a foreign receivables insurance policy acceptable to PTSI in its sole discretion;

(c) Accounts owed by an Account Debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(d) Accounts owed by a shareholder, subsidiary, affiliate, officer or employee of the Client;

(e) Accounts not subject to a duly perfected security interest in PTSI’s favor or which are subject to any lien, security interest or claim in favor of any Person other than PTSI including without limitation any payment or performance bond;

(f) Accounts that have been restructured, extended, amended or modified;

(g) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes; and

(h) Accounts, or portions thereof, that fail to conform to the representation and warranties contained herein or are otherwise deemed unacceptable by PTSI in its sole discretion.

ARTICLE III
Purchase of Accounts

3.01 Approval: PTSI shall consider the purchase of Accounts submitted to PTSI by Client for approval. PTSI is not obligated to buy any Account from Client which PTSI does not deem acceptable in its sole discretion.

3.02 Purchase: Upon approval and acceptance by PTSI of an Account for the assignment and sale of an Account to PTSI, Client shall be entitled to an Initial Payment.

3.03 Purchase Price: As consideration for the assignment and sale of an Account to PTSI, PTSI shall pay the to the Client the Net Purchase Price on the terms and conditions as stated herein.

3.04 Payment of Purchase Price: If no Default exists hereunder, PTSI shall pay for each Account purchased hereunder the Net Purchase Price for such Account to Client as follows:
(a) Upon assignment or sale of an Account to PTSI, and receipt of all documents and forms described in Section 3.05 below and upon fulfillment of all terms precedent to such sale or assignment as more fully described below, PTSI shall pay to the Client the Initial Payment for such Account.

(b) After collection of an Account in full by PTSI, and if there is no Event of Default hereunder, PTSI shall pay to the Client the amount collected on the Account less: (i) the Initial Payment, (ii) Part Payment(s), and (iii) any fees, expenses or charges owed to PTSI as more fully described herein.

(c) In the event of a default hereunder (or an event which with the passage of time or notice would become an event of default), PTSI may withhold any payment otherwise due to Client under this Agreement and charge any obligation of Client to PTSI against such amount or PTSI may hold such amount as collateral for any such obligations of Client to PTSI.

3.05 Reporting and Statement of Account: On a weekly basis, or as otherwise determined by PTSI in its sole discretion, PTSI shall prepare, and make available to the Client, an accounting of the purchases, collections, fees and charges related to this Agreement which have occurred during that week or other period. Should such a statement of account indicate a deficit balance, the Client shall immediately pay to PTSI, the amount of such deficit plus accrued interest on such deficit balance. Interest shall accrue on any deficit balance at the annual rate of eighteen percent (18%), calculated on a daily basis, not to exceed the applicable legal limit, until such deficit is paid in full.

3.06 Required Forms: When Client offers Accounts to PTSI for sale, PTSI shall receive (i) an assignment of Accounts, in a form satisfactory to PTSI and signed by an authorized representative of Client, (ii) an original invoice or such other document acceptable to PTSI in its sole discretion, (iii) a copy of the Bill of Lading, (iv) proof of delivery, (v) contract, purchase order, or purchase order number which corresponds with such invoice(s), as appropriate to the business of Client, (vi) notification of assignment and waiver of offset signed by the Account Debtor in a form acceptable to PTSI in its sole discretion, (vii) a three party agreement with any entity or person which holds a security interest in the Accounts of Customer or otherwise has an interest in the same, and (vii) and any other document which PTSI may require.

3.07 Labels: Client shall imprint, label, or otherwise mark each original invoice (or the electronic equivalent of an invoice) or other such documentation accepted by PTSI for each Account being sold to PTSI which indicates that the Account has been sold to PTSI with the following language:

This invoice has been assigned to
and is payable to:
Premier Trade Solutions, Inc.
P. O. Box 1049
Denver, CO 80201-1049

3.08 Notification: PTSI may at any time, and at its sole discretion, notify any Account Debtor of the assignment of the Account sold to PTSI and direct the Account Debtor to make payments directly to PTSI.

3.09 Sole Property: Once PTSI has purchased an Account, any and all payments from the Account Debtor as to that Account are the sole property of PTSI.

3.10 Book Entry: Client shall, immediately upon sale of Accounts to PTSI, make proper entries on its books and records disclosing the absolute sale of said Accounts to PTSI, including the proper inclusion of the language stated in paragraph 3.06 above, on said books and records and other documents as so directed by PTSI. Such entry shall include the fee set forth in the Account Purchase Addendum for each particular account purchased by PTSI.

3.11 PTSI may settle any Account Debtor Dispute with the relevant Account Debtor. Such settlement does not relieve Client of any obligation (including any repurchase obligation) under this Agreement with respect to any Accounts.

ARTICLE IV
Client’s Representations, Warranties and Covenants

4.01 Representations and Warranties. Client hereby represents and warrants and as follows:

4.01 (a) Client is properly licensed, qualified and authorized to operate the business of Drinks Americas, Inc. under the laws of Delaware under the trade name(s) of N/A and Client’s trade name(s) have been properly filed and published as required by applicable law. Client, and the persons executing this document, are duly authorized to execute and deliver this Agreement and all other documents required to be executed and delivered hereunder.

4.01 (b) Client is solvent, is not a Debtor under the United States Bankruptcy Code or under the direction of a receiver, and Client has made and shall continue to make timely payment on deposit of any tax required to be deducted and withheld by Client from the wages of any of its employees.

4.01 (c) Client is, at the time of purchase of each Account by PTSI, the lawful owner of and has good and undisputed title to such Account. Each Account, at the time of purchase is free from any liens, mortgages, restrictions or encumbrances. Each Account offered for sale to PTSI is an Acceptable Account as defined above.

4.01 (d) Each Account Debtor’s business is solvent to the best of Client’s information and knowledge.

4.01 (e) Each Account offered for sale to PTSI is an accurate and undisputed statement of indebtedness owed by Account Debtor to Client for a certain sum which is due and payable in 30 days or less, or within such time as is agreed to in writing by PTSI and Client, is for a bona fide sale, delivery and acceptance of merchandise or performance of services which have been received and finally accepted by the Account Debtor. Client has all rights to transfer or sell such Accounts to PTSI and is payable by Account Debtor without offset, deduction or counterclaim.

4.01 (f) Client does not own, control or exercise dominion over, in any way whatsoever, the Account Debtor or the business of any Account Debtor for whom Accounts are to be sold by Client to PTSI.

4.01 (g) All financial records, statements, books or other documents shown to PTSI by Client at anytime, either before or after the signing of this Agreement are true and accurate.

4.01 (h) Client has not transferred, pledged or granted a security interest in Client’s Accounts or other personal property to any other party which Client has not fully disclosed in writing to PTSI.

4.01 (i) There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or to the knowledge of Client, threatened against or affecting Client, which if adversely determined, would have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of Client.

4.01 (j) The execution and performance by Client of the terms and provisions of this Agreement and the execution and delivery of any other documents required to be executed and delivered hereunder have been duly authorized by all requisite company action, and neither the execution nor the performance of this Agreement or any other documents required to be delivered hereunder, will violate any provision of law, any order of any court or other agency of government, the governing documents of any Client, or any agreement or other instrument to which Client is a party, or by which Client is bound, or be in conflict with, result in breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Client, pursuant to any such agreement or instrument, except as provided hereunder. Client agrees that it will execute and perform all terms hereunder.

4.01 (k) No Account presented for sale to PTSI is disputed or subject to a claim of offset or a contra account.

4.02 Negative Covenants. Client agrees as follows:

4.02 (a) Client will not under any circumstances or in any manner whatsoever, interfere with any of PTSI’s rights under this Agreement.

4.02 (b) For the duration of this Agreement and for any period thereafter for as long as any obligation to repurchase or indebtedness whatsoever remains owing by Client to PTSI, Client will not sell or assign Accounts except to PTSI.

4.02 (c) Client shall not, and shall not consent to the transfer, pledge or grant a security interest to, placement of any lien or encumbrance, by any other party on any personal property or accounts belonging to the Client for the term of this Agreement and for as long as Client may be required to repurchase any Account or is indebted to PTSI hereunder without the written consent of PTSI. Client shall provide written notice to PTSI within five business days of Client obtaining any knowledge, from any source, of the assertion, filing, recording or perfection by any means, of any non-consensual lien, claim or encumbrance against the property of Client.

4.02 (d) Client will not change or modify the terms of the original invoice or agreement with the Account Debtor or the order of payment on Accounts sold to PTSI unless PTSI first consents to such change or modification in writing.

4.02 (e) Client shall not intentionally contribute to, or aggravate any Credit Problem of an Account Debtor.

4.02 (f) Client shall not be involved in a dispute with an Account Debtor, regardless of validity, during the term of this Agreement.

4.03 Affirmative Covenants. Client agrees as follows:

4.03 (a) Client will maintain such insurance covering Client’s business and/or the property of the Account Debtors as is customary and adequate for businesses similar to the business of Client in an amount as is sufficient to compensate for reasonably foreseeable loss, and promptly pay all premiums with respect to the policies covering such insurance. Further, at the request of PTSI, the Client shall have PTSI named as loss payee for such insurance.

4.03 (b) Client will notify PTSI in writing prior to any change in the location of any of its places of business, including the location of the Client’s inventory or, if Client has or intends to acquire any additional place of business. Client will not change its chief executive office or the office or offices where Client’s books and records concerning Accounts are kept.

4.03 (c) Client will immediately notify PTSI in writing of any proposed change of Client’s name, identity, legal entity, corporate structure, business dissolution, use of any additional trade name, or any proposed change in any of the officers, principals, partners, and/or owners of Client and will not effect any such change without PTSI’s written consent.

4.03 (d) Client will immediately notify PTSI in writing of the commencement of any legal proceeding or service of any legal document affecting the Client including, but not limited to, any judgments, liens, attachments, garnishments, complaints, or the filing of a voluntary or involuntary petition under the United States Bankruptcy Code.

4.03 (e) Whenever any payment on an Account purchased by PTSI comes into Client’s possession Client shall hold such payment in trust and safekeeping, as the property of PTSI, and immediately turn over to PTSI such payment in the same form as it was received by Client to PTSI. Should Client come into possession of a check or other form of payment consisting of payment upon Accounts purchased by PTSI and payment upon Accounts not purchased by PTSI, Client shall turnover said payment in the same form it was received by Client to PTSI immediately. After receipt of good funds therefore, PTSI shall apply the funds, first to those Accounts purchased by PTSI and, second, to any amounts owed to PTSI. If no Default exists hereunder, any remaining balance shall be paid to the Client. Further, Client shall hold in trust and safekeeping, as the property of PTSI, and immediately turn over to PTSI, any goods or inventory returned to, reclaimed or repossessed by the Client which are covered by an Account purchased by PTSI. Client shall pay a misdirected payment fee in the amount of fifteen percent (15%) of the amount of any payment on account of a Purchased Account which has been received by Client and not delivered in kind to PTSI on the next business day following the date of receipt by Client.

4.03 (f) At PTSI’s request, but at least once per quarter, or once per month if Client is in default, Client will furnish to PTSI financial statements and information as requested, including, but not limited to, satisfactory proof of payment and compliance with all federal, state and local tax requirements.

4.03 (g) Client will immediately notify PTSI of any dispute between Client and Account Debtor or of the return of any product by Account Debtor to Client.

4.03 (h) Client shall immediately notify PTSI of any claim or loss or offset of any kind against Client or PTSI asserted by Account Debtor during any time period covered by this Agreement.

4.03 (i) Upon the occurrence of an Account Debtor Dispute, Client shall immediately pay to PTSI the Repurchase Price for any and all Accounts so disputed.

ARTICLE V
Security Interest

5.01 Security Interest/Collateral: As further inducement for PTSI to enter into this Agreement, Client hereby grants to PTSI, as security for the repayment of any and all of Client's obligations hereunder, a security interest in all of Client's equipment, fixtures, accounts, inventory, instruments, documents, contract rights, chattel paper, general intangibles and the proceeds thereof (including any insurance proceeds), now and hereafter owned by Client, or in which Client now or hereafter may have any rights, together with any inventory or goods owned by the secured party in the possession of Client wherever situated and whenever acquired ("Collateral").

5.02 Security Documents: Client shall execute all and deliver to PTSI any and all documents and instruments as

PTSI may request from time to time, including, without limitation, UCC financing statements or amendments. Client authorizes PTSI to file a financing statement with any appropriate authority reflecting its security interest and further authorizes PTSI to file other filings including amendments (other than amendments adding collateral) or terminations as PTSI deems appropriate. In addition, Client further authorizes PTSI to have the postal service deliver Client’s mail directly to PTSI. PTSI is entitled to retain any mail constituting PTSI collateral and shall forward the remainder of the mail at Client’s written instruction.

ARTICLE VI
Operational Provisions

6.01 Repurchase of Accounts: In the event any Account purchased by PTSI has not paid in full within 90 days of the invoice date, PTSI may (but is not required to) demand that Client repurchase such Account within five (5) days of notice to repurchase by PTSI, or, at PTSI’s option, PTSI may charge the Repurchase Price against any reserve held by PTSI. In the event, the remedies of Article VIII apply.

6.02 Power of Attorney: In order to carry out this Agreement and avoid unnecessary notification of Account Debtors, Client irrevocably appoints PTSI, or any person designated by PTSI, as its special attorney in fact, or agent, with power to:

i.	strike out Client’s address on all invoices delivered to Account Debtors and note PTSI’s address on all invoices.
ii.
direct the Postal Service to have all of Client’s mail directed to be delivered to PTSI’s address and to receive, open and dispose of all mail addressed to Client (including any trade name of Client) sent to PTSI’s address.

iii.
endorse the name of Client or Client’s trade name on any checks or other evidences of payment that may come into the possession of PTSI on Accounts purchased by PTSI or pursuant to default, and on any other documents relating to any of the Accounts or to Collateral.

iv.	in Client’s name, or otherwise, demand, sue for, collect, and give releases for any and all monies due to or become due on Accounts.
v.	compromise, prosecute, or defend any action, claim or proceeding as to said Accounts.
vi.	from time to time offer a trade discount to Client’s Account Debtor exclusive of Client’s normal business custom with said Account Debtor.
vii.	initiate electronic debit or credit entries through the ACH system to Client’s account or any other deposit account maintained by Client wherever located.
viii.	Sign Client’s name on any notice of assignment, financing statement, amendment to any financing statement and on any notices to Account Debtors.
ix.	do any and all things necessary and proper to carry out the purposes intended by this Agreement.

The authority granted to PTSI under this provision shall remain in full force and effect until all assigned Accounts are paid in full and any indebtedness of Client to PTSI is discharged.

6.03 Double Payments: Should PTSI receive a double payment on an Account or other payment which is not identified, PTSI shall carry these sums as open items in its accounting and shall return any double payment to the payor or apply such unidentified payment pursuant to the terms hereunder upon proper identification and documentation.

6.04 Hold Harmless: Client shall hold PTSI harmless against any Account Debtor ill will arising from PTSI’s collecting or attempting to collect on any Accounts.

6.05 Taxes: Should any excise, sale, use or other tax be imposed by any federal, state or local authority requiring a deduction or withholding from the proceeds of sale of Accounts, or if the Account Debtor is authorized to withhold and deduct such tax or levy, then the Client shall immediately pay PTSI the amount of the tax or levy so withheld, and the Client shall indemnify and hold PTSI harmless from any loss or expense on account of such tax.

6.06 Reports: Except as provided in Section 3.06, and in the event Client requests information from PTSI regarding Client’s account hereunder, such requests shall be subject to additional fees as determined by PTSI which fees may change from time to time.

ARTICLE VII
Default

7.01 Any one or more of the following shall be an Event of Default hereunder:

7.01 (a) Client shall fail to pay any indebtedness to PTSI when due or repurchase any Account when required hereunder.

7.01 (b) Client shall breach any term, provision, promise, warranty, representation or covenant under this Agreement, or under any other agreements, contracts, between Client and PTSI or obligation to PTSI.

7.01 (c) The appointment of any receiver or trustee of all or a substantial portion of the assets of Client.

7.01 (d) Client shall become insolvent or unable to pay debts as they mature, shall make a general assignment for the benefit of creditors or shall voluntarily file a petition under the United States Bankruptcy Code or any similar law.

7.01 (e) Any involuntary petition in bankruptcy shall be filed against Client and shall not be dismissed within 60 days or an order for relief is entered against Client under the United States Bankruptcy Code.

7.01 (f) Any levies, attachment, executions, tax assessments or similar process shall be issued against the Collateral.

7.01 (g) Any financial statements, profit and loss statements, or schedules, other statements or documents furnished by Client to PTSI are false or incorrect in any material respect.

7.01 (h) Any documents submitted by Client to PTSI for the purchase of an Account are mistaken, fraudulent, incorrect and/or erroneous, or if the Client fails to submit any document required by PTSI under this Agreement for the purchase of that Account.

7.01 (i) Any Account Debtor shall assert a claim or offset of any kind against Client or PTSI during any time period covered by this Agreement.

7.01 (j) Client shall attempt to redirect Client’s mail for delivery to Client after PTSI has directed the Postal Service to deliver such mail to PTSI.

ARTICLE VIII
Remedies

8.01 In the event of an occurrence of an Event of Default, PTSI may do any one or more of the following:

8.01 (a) Declare immediately due and payable, and to charge back, all indebtedness of Client to PTSI, including without limitation (i) outstanding purchased Accounts and (ii) all other fees, costs and expenses as required hereunder.

8.01 (b) Cease purchasing Accounts under this Agreement.

8.01 (b) Notify any Account Debtor and take possession of Collateral and collect any Accounts without judicial process.

8.01 (c) Require Client to assemble the Collateral and the records pertaining to Accounts and make them available to PTSI at a place designated by PTSI.

8.01 (d) Enter the premises of Client and take possession of the Collateral and of the records pertaining to the Accounts and any other Collateral.

8.01 (e) Grant extensions, compromise claims and settle Accounts for less than face value, all without prior notice to Client.

8.01 (f) Use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by Client.

8.01 (g) Hold Client liable for any deficiency for any amounts due and owing to PTSI.

8.01 (h) Require the Client to repurchase any and all Accounts, whether disputed or undisputed, and pay the Repurchase Price for those Accounts as provided herein.

8.01 (i) Cease making reports or accountings to the Client as otherwise required by this Agreement.

ARTICLE IX
Term and Termination

9.01 This Agreement shall continue in full force and effect until the earliest of (a) a 30 notice by either party of termination of the Agreement; or (b) any date set by PTSI upon the occurrence of an Event of Default. On the date of termination, all obligations owing by the Client to PTSI shall become immediately due and payable in full without further notice or demand.

9.02 After termination, Client shall repurchase any and all Accounts, whether disputed or undisputed, as may be requested by PTSI, and shall pay the Repurchase Price for those Accounts as provided herein as well as any other indebtedness or obligations owed to PTSI by Client . PTSI continues and shall continue to have a security interest in the Collateral of Client until all amounts owed to PTSI by Client are paid in full or are satisfied.

ARTICLE X
Miscellaneous Provisions

10.01 Binding on Future Parties: This Agreement inures to the benefit of and is binding upon the heirs, executors, administrators, successors and assigns of the parties thereto.

10.02 Cumulative Rights: No failure or delay by PTSI in exercising any right, power or remedy under the Agreement or documents given in connection with the Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Agreement. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

10.03 Waiver: PTSI may not waive its rights and remedies unless the waiver is in writing and signed by PTSI. A waiver by PTSI of a right or remedy under this Agreement on one occasion is not a waiver of the right or remedy on any subsequent occasion.

10.04 Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

10.05 Invalid Provisions: Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

10.06 Entire Agreement: This instrument contains the entire Agreement between the parties. This Agreement, together with the documents given in connection herewith, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

10.07 Amendment: Except as otherwise provided herein, any addendum or modification hereto must be signed by both parties.

10.08 Effective: This Agreement becomes effective when it is accepted and executed by an authorized officer of PTSI and shall be binding upon and inure to the benefit of the Client and PTSI and their respective successors and assigns, except that the Client shall not have the right to assign its rights thereunder or any interest therein without PTSI’s prior written consent.

10.09 Indemnification: Client agrees to indemnify and hold PTSI harmless from any and all liability, claims and damages, including attorneys’ fees, costs of suit and interest which PTSI may incur as a result of the failure of Client to pay withholding taxes due and payable to any taxing authority.

10.10 Notices hereunder: All notices and communications hereunder shall be given or made to the parties at their respective addresses set forth below, or at such other address as the addressee may hereafter specify for the purpose of written notice to the other party hereto. Such notices and communications shall be effectively given by PTSI when and if given in writing and delivered to the address set forth herein, delivered by e-mail, facsimile or duly deposited in the mails with first-class postage prepaid.

10.11 Costs and Expenses: Except as is prohibited by law, the Client agrees to pay on demand all costs and expenses, including (without limitation) attorneys’ fees, incurred by PTSI in connection with this Agreement and any other related document or agreement, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, due diligence, preparation, execution, amendment, administration, performance, collection and enforcement of the obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of any security interest granted hereunder, the collection of any Account or any obligation owed by Client to PTSI.

10.12 Audit: The Client hereby agrees to pay PTSI, on demand, audit fees in connection with any audits or inspections conducted by PTSI of any Collateral or the Client’s operations or business at the rates established from time to time by PTSI as its audit fees, together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection.

10.13 Jurisdiction: The parties hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient, (c) agree that any litigation initiated by PTSI or the Client in connection with this Agreement shall be venued in either the State Courts of the City and County of Denver, Colorado or the United States District Court, District of Colorado, and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.14 Waiver of Jury Trial: THE CLIENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL

BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS AGREEMENT.

Executed and accepted this 6th day of April, 2009 at Denver, Colorado.
Premier Trade Solutions, Inc.

By:____________________________
Title:
Drinks Americas, Inc.

By:_____________________________
Title: